Exhibit 4.5

NICOLA MINING INC.

Amended and Restated Condensed Interim Consolidated Financial Statements

For the three and nine months ended September 30, 2025 and 2024

(unaudited, prepared by management)

Note to Reader

The Audit Committee, in consultation with management of the Company, has determined that the Company’s unaudited condensed interim consolidated financial statements for the three and nine months ended September 30, 2025, filed on December 1, 2025 should be re-filed to amend an identified error in the classification of certain amounts on the on the condensed interim consolidated statements of operations and comprehensive loss. The correction includes a reclassification of $1,385,702 to ‘milling – cost of sales’ from ‘care and maintenance’, $25,594 to ‘exploration costs’ from ‘care and maintenance’ and a reclassification of $33,637 to ‘deprecation’ from ‘travel and investor relations’ for the nine month period ended September 30, 2024 and corresponding changes for the three month period ended September 30, 2024.

These unaudited amended and restated condensed interim consolidated financial statements for the three and nine months ended September 30, 2025 replace and supersede the previously filed unaudited condensed interim consolidated financial statements in respect of the same period filed on December 1, 2025.

NICOLA MINING INC.

Amended and Restated Condensed Interim Consolidated Statements of Financial Position

(Expressed in Canadian dollars) - unaudited

	Note	September 30, 2025	December 31, 2024
Assets
Current assets
Cash and cash equivalents		$1,837,777	$1,462,218
Amounts receivable	3	843,967	670,556
Marketable securities	5	3,573,668	1,076,142
Prepaid expenses and other assets		286,855	223,425
		6,542,267	3,432,341
Non-current assets
Property, plant, and equipment	7	5,550,329	5,734,412
Right-of-use assets	8	225,583	54,601
Mineral interests	4	4	4
Restricted cash	6	1,437,875	1,437,875
Total assets		$13,756,058	$10,659,233
Liabilities
Current liabilities
Accounts payable and accrued liabilities		$2,239,082	$1,616,118
Current portion of lease liabilities	8	80,239	26,174
Deferred revenue	13	690,445	-
Secured convertible debentures	9	8,043	4,481,066
Flow-through liability		-	102,524
		3,017,809	6,225,882
Non-current liabilities
Lease liabilities	8	150,418	28,427
Asset retirement obligation (“ARO”)	10	14,432,838	14,219,544
Total liabilities		17,601,065	20,473,853
Equity
Shareholders' deficit
Share capital		96,923,810	87,783,671
Equity component of convertible debentures		2,487,054	2,659,366
Warrants		1,694,494	1,694,494
Contributed surplus		9,784,543	9,494,098
Accumulated deficit		(114,734,908)	(111,446,249)
Total shareholders’ deficit		(3,845,007)	(9,814,620)
Total liabilities and shareholders’ deficit		$13,756,058	$10,659,233

Nature of operations and going concern (Note 1)
Subsequent events (Note 17)

Approved on behalf of the Board: Peter Espig (signed)	Director	Frank Hogel (signed)	Director

The accompanying notes are an integral part of these unaudited amended and restated condensed interim consolidated financial statements.

NICOLA MINING INC.

Amended and Restated Condensed Interim Consolidated Statements of Operations and Comprehensive Loss

(Expressed in Canadian dollars) - unaudited

		Three months ended September 30,		Nine months ended September 30,
	Note	2025	2024 (note 2a)	2025	2024 (note 2a)
Milling revenue	2(a),13	$552,682	$-	$631,921	$74,595
Milling – cost of sales	2(a),14	(1,167,618)	(652,771)	(2,131,903)	(1,799,050)
Gross margin		(614,936)	(652,771)	(1,499,982)	(1,724,455)

Care and maintenance	2(a)	(233,542)	(522,960)	(870,195)	(878,791)
Exploration cost	4	(1,977,931)	(554,239)	(2,376,960)	(1,318,423)
Change in estimate and accretion of ARO	10	(71,099)	(114,808)	(213,294)	(344,424)
Salaries and benefits	15	(2,187)	(5,829)	(15,310)	(69,620)
Share-based compensation	12,15	(231,087)	-	(379,855)	(629,161)
Professional fees		(45,339)	(18,672)	(108,679)	(76,150)
Consulting fees	15	(93,370)	(120,125)	(264,742)	(382,625)
Office and general		(131,677)	(49,420)	(330,064)	(150,308)
Travel and investor relations		(155,649)	(134,023)	(592,107)	(348,227)
Regulatory and transfer agent fees		(50,806)	(10,947)	(65,779)	(31,734)
Depreciation		(28,000)	(16,518)	(41,086)	(41,086)
Total operating expenses		(3,020,687)	(1,547,541)	(5,258,071)	(4,270,549)
Net loss before other items		(3,635,623)	(2,200,312)	(6,758,053)	(5,995,004)

Flow-through premium		26,000	-	102,524	-
Other income	13	196,730	1,136,445	621,169	1,630,619
Finance costs	8,9	(124,580)	(153,714)	(390,207)	(436,639)
Fair value revaluation – marketable securities	5	(453,065)	(250,540)	3,143,674	(214,826)
Foreign exchange loss		(3,599)	(4,544)	(7,766)	(4,829)
Net loss for the period		(3,994,137)	(1,472,665)	(3,288,659)	(5,020,679)

Loss per share – basic and diluted		$(0.02)	$(0.01)	$(0.02)	$(0.03)
Weighted average number of common shares outstanding – basic and diluted		185,655,555	162,040,218	178,317,017	162,653,927

The accompanying notes are an integral part of these unaudited amended and restated condensed interim consolidated financial statements.

NICOLA MINING INC.

Amended and Restated Condensed Interim Consolidated Statements of Cash Flows

(Expressed in Canadian dollars) - unaudited

	Three months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024
Operating Activities
Net loss for the period	$(3,994,137)	$(1,472,665)	$(3,288,659)	$(5,020,679)
Adjustments for:
Change in estimate and accretion of ARO	71,099	114,808	213,294	344,424
Share-based compensation	231,087	-	379,855	629,161
Depreciation	101,943	24,568	276,169	123,458
Non-cash interest and finance costs	125,224	154,348	387,552	444,129
Flow-through premium	(26,000)	-	(102,524)	-
Fair value revaluation – marketable securities	453,065	250,540	(3,143,674)	214,826
Changes in non-cash working capital items
Amounts receivable	(449,810)	292,322	(173,411)	388,869
Prepaid expenses and other assets	29,255	124	(63,428)	(217,041)
Accounts payable and accrued liabilities	683,453	(345,592)	622,965	318,022
Deferred revenue	690,445	-	690,445	-
Cash Used in Operating Activities	(2,084,376)	(981,547)	(4,201,416)	(2,774,831)
Investing Activities
Purchase of marketable securities	(50,000)	-	(75,000)	(1,000,000)
Purchase of property, plant, and equipment	(43,000)	-	(51,000)	(32,500)
Sale of marketable securities	278,659	-	721,148	-
Restricted cash movement	-	-	-	(25,000)
Cash Provided by (Used in) Investing Activities	185,659	-	595,148	(1,057,500)
Financing Activities
Proceeds from issuance of common shares	2,175,000	-	3,305,907	1,162,852
Share issuance costs	(153,822)	-	(252,259)	-
Proceeds from warrants exercised	807,791	-	807,791	-
Proceeds from stock option exercised	96,150	-	172,650	-
Interest payment on secured convertible debenture	-	-	-	(32,200)
Repayment of lease liabilities	(35,371)	(6,060)	(52,262)	(18,180)
Cash Provided by (Used in) Financing Activities	2,889,748	(6,060)	3,981,827	1,112,472
Net change in cash for the period	991,031	(987,607)	375,559	(2,719,859)
Cash and cash equivalent - beginning of period	846,746	3,023,866	1,462,218	4,756,118
Cash and cash equivalents - end of period	$1,837,777	$2,036,259	$1,837,777	$2,036,259

Cash	$1,720,277	$1,976,259	$1,720,277	$1,976,259
Cash equivalents	117,500	60,000	117,500	60,000
Cash and cash equivalents - end of period	$1,837,777	$2,036,259	$1,837,777	$2,036,259

For the periods ended September 30, 2025 and 2024 all non-cash investing and financing activities are disclosed elsewhere in the consolidated financial statements.

The accompanying notes are an integral part of these unaudited amended and restated condensed interim consolidated financial statements.

NICOLA MINING INC.

Amended and Restated Condensed Interim Consolidated Statements of Changes in Shareholders’ Deficit

(Expressed in Canadian dollars) – unaudited

	Number of Common Shares	Share Capital	Warrants	Equity Component of Convertible Debentures	Contributed Surplus	Accumulated Deficit (restated - note 2a)	Total Deficit
Balance, January 1, 2025	169,918,196	$87,783,671	$1,694,494	$2,659,366	$9,494,098	$(111,446,249)	$(9,814,620)
Share issuance financing	4,038,955	1,130,907	-	-	-	-	1,130,907
Share issuance financing, flow-through	4,350,000	2,175,000	-	-	-	-	2,175,000
Share issuance costs	-	(252,259)	-	-	-	-	(252,259)
Stock options exercised	677,500	262,060	-	-	(89,410)	-	172,650
Warrants exercised	2,019,477	807,791	-	-	-	-	807,791
Convertible debenture conversion	26,290,375	5,016,640	-	(172,312)	-	-	4,844,328
Share-based compensation	-	-	-	-	379,855	-	379,855
Net loss for the period	-	-	-	-	-	(3,288,659)	(3,288,659)
Balance, September 30, 2025	207,294,503	$96,923,810	$1,694,494	$2,487,054	$9,784,543	$(114,734,908)	$(3,845,007)

Balance, January 1, 2024	161,182,098	$85,894,218	$1,694,494	$2,671,669	$8,737,314	$(106,215,303)	$(7,217,608)
Share issuance financing	5,499,994	1,162,852	-	-	-	-	1,162,852
Share-based compensation	-	-	-	-	629,161	-	629,161
Net loss for the period	-	-	-	-	-	(5,020,679)	(5,020,679)
Balance, September 30, 2024	166,682,092	$87,057,070	$1,694,494	$2,671,669	$9,366,475	$(111,235,982)	$(10,446,274)

The accompanying notes are an integral part of these unaudited amended and restated condensed interim consolidated financial statements.

NICOLA MINING INC.

Notes to Amended and Restated Condensed Interim Consolidated Financial Statements

(Expressed in Canadian dollars) - unaudited
For the nine months ended September 30, 2025 and 2024

1.	NATURE OF OPERATIONS AND GOING CONCERN

Nicola Mining Inc. (the “Company” or “Nicola”) is a junior exploration company that is engaged in the business of identification, acquisition, and exploration of mineral property interests together with custom milling operations at its mill located in Merritt, B.C. (the “Merritt Mill”). The Company’s head office is located at 3329 Aberdeen Road, Lower Nicola, B.C. Nicola is a publicly listed company incorporated under the Business Corporations Act (British Columbia). The Company’s common shares are listed on the TSX Venture Exchange (the “TSX-V”) under the symbol “NIM.V” and on OTCQB operated by the OTC Markets Group Inc. under the ticker “HUSIF”.

As at September 30, 2025, the Company had an accumulated deficit of $114,734,908 (December 31, 2024 - $111,446,249) and working capital of $3,524,458 (December 31, 2024 – working capital deficit of $2,793,541). To continue operations, the Company will be required to raise funds through the issuance of equity or debt, be successful recommencing operations at the Treasure Mountain project (“Treasure Mountain Property”) together with ongoing exploration programs at its New Craigmont property (“New Craigmont Property”), and/or achieve profitable operations at the Merritt Mill (“Merritt Mill”).

The Company’s business may be affected by changes in political and market conditions, such as interest rates, availability of credit, inflation rates, tariffs, changes in laws, and national and international circumstances. Recent geopolitical events and potential economic global challenges such as the risk of higher inflation and energy crises, may create further uncertainty and risk with respect to the prospects of the Company’s business. These factors represent a material uncertainty that may cast significant doubt about the Company’s ability to continue as a going concern. Realization values may be substantially different from carrying values as shown and the Company’s consolidated financial statements do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should the Company be unable to continue as a going concern.

These unaudited amended and restated condensed interim consolidated financial statements have been prepared using the going concern concept, which assumes that the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future.

2.	BASIS OF PRESENTATION

a)	Restatement of prior year balances

The Company has identified the following adjustments to previously reported amounts for the period ended September 30, 2024:

i)	As milling and other milling related operations is considered to be the Company’s ordinary business, $74,595 of milling charges and net profit earned from concentrate sales were reclassified as milling revenue from other income. The associated milling cost of $1,799,050 was reclassified as milling - cost of sales. $878,791 remaining costs relating to care and maintenance have been reclassified as such.

ii)	The adjustments above did not have a material impact on the Company’s total cash flows used in or provided by operating activities, cash flows used in investing activities, and cash flows provided by financing activities.

These changes were made in accordance with IAS 8 resulting in the restatement of prior year figures.

NICOLA MINING INC.

Notes to Amended and Restated Condensed Interim Consolidated Financial Statements

(Expressed in Canadian dollars) - unaudited
For the nine months ended September 30, 2025 and 2024

b)	Statement of Compliance with International Financial Reporting Standards

These unaudited amended and restated condensed interim consolidated financial statements have been prepared in accordance with IAS 34 – Interim Financial Reporting as issued by the International Accounting Standards Board (“IASB”). Accordingly, the accounting policies applied and disclosed in note 3 in the annual financial statements prepared in accordance with IFRS Accounting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) have been condensed or omitted and these unaudited amended and restated condensed consolidated interim financial statements should be read in conjunction with the Company’s audited consolidated financial statements for the year ended December 31, 2024. The consolidated financial statements have been prepared on an accrual basis and are based on historical costs, modified, where applicable, by the measurement at fair value of selected non-current assets, financial assets and financial liabilities. The consolidated financial statements are presented in Canadian dollars. The Company’s interim results are not necessarily indicative of its results for a full year.

These unaudited amended and restated condensed interim consolidated financial statements were approved by the Board of Directors on December 24, 2025.

c)	Basis of Consolidation

These unaudited amended and restated condensed interim consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Huldra Properties Inc. All inter-company balances, and transactions are eliminated on consolidation.

d)	Basis of Measurement

These unaudited amended and restated condensed interim consolidated financial statements are presented in Canadian dollars, which is also the Company’s and its subsidiary’s functional currency and have been prepared on a historical cost basis, except for certain financial instruments, which are carried at fair value. In addition, these amended and restated condensed interim consolidated financial statements have been prepared using the accrual basis of accounting, except for cash flow information.

e)	Use of Estimates and Judgments

The preparation of the unaudited condensed interim consolidated financial statements in conformity with IFRS requires management to make judgements and estimates which affect the reported amounts of assets and liabilities and the reported amounts of revenues and expenses during the reporting period. The judgements that have the most significant effect on the amounts recognized in the Company’s consolidated financial statements are as follows:

i)	Going concern

The Company’s ability to continue as a going concern is dependent upon its ability to generate future profitable operations and/or to obtain the necessary financing to conduct its planned work program on its mineral properties, meet its on-going levels of corporate overhead and commitments, keep its properties in good standing and discharge its liabilities as they come due. These matters result in material uncertainties which may cast significant doubt about the Company’s ability to continue as a going concern. See note 1 for details.

ii)	Revenue – Agent versus Principal

The Company uses judgment in assessing whether it is acting as an agent or principal in earning milling revenues. As part of this determination, consideration has been given as to whether the Company controls the goods being delivered to the customer, is primarily responsible for fulling the promise to provide goods to the customer, having any inventory risk, and the Company’s ability in establishing pricing. Management has reviewed the relevant factors and assessed that the Company is an agent.

NICOLA MINING INC.

Notes to Amended and Restated Condensed Interim Consolidated Financial Statements

(Expressed in Canadian dollars) - unaudited
For the nine months ended September 30, 2025 and 2024

iii)	Impairment of non-current assets

Non-current assets are tested for impairment when indicators of impairment are present. Calculating the estimated fair values of cash generating units for non-current asset impairment tests requires management to make estimates and assumptions with respect to metal selling prices, future capital expenditures, reductions in the amount of recoverable reserves, resources, and exploration potential, production cost estimates, discount rates and exchange rates. Reduction in metal price forecasts, increases in estimated future costs of production, increases in estimated future non-expansionary capital expenditures, reductions in the amount of recoverable reserves, resources, and exploration potential, and/or adverse current economics can result in a write-down of the carrying amounts of the Company’s non-current assets.

f)	Key Sources of Estimation Uncertainty

The significant assumptions about the future and other major sources of estimation uncertainty as at the end of the reporting period that have a significant risk of resulting in a material adjustment to the carrying amounts of the Company’s assets and liabilities are as follows:

i)	ARO

The Company’s rehabilitation provision represents management’s best estimate of the present value of the future cash outflows required to settle the liability. Management assesses these provisions on an annual basis or when new information becomes available. This assessment includes the estimation of the future rehabilitation costs, the timing of these expenditures, inflation, and the impact of changes in discount rates, interest rates and foreign exchange rates. The actual future expenditures may differ from the amounts currently provided if the estimates made are significantly different than actual results or if there are significant changes in environmental and/or regulatory requirements in the future.

g)	Adoption of New and Revised IFRS and IFRS Not Yet Effective

Certain new standards, interpretations and amendments to existing standards have been issued that are mandatory for accounting periods noted below. Some updates that are not applicable or are not consequential to the Company may have been excluded from the list below.

IFRS 18 Presentation and Disclosure in Financial Statements

IFRS 18 introduces three sets of new requirements to give investors more transparent and comparable information about companies’ financial performance for better investment decisions.

I.	Three defined categories for income and expenses (operating, investing and financing) to improve the structure of the income statement, and require all companies to provide new defined subtotals, including operating profit.

II.	Requirement for companies to disclose explanations of management-defined performance measures (MPMs) that are related to the income statement.

III.	Enhanced guidance on how to organize information and whether to provide it in the primary financial statements or in the notes.

This new standard is effective for reporting periods beginning on or after January 1, 2027. The Company is currently in the process of assessing its impact on the consolidated financial statements.

NICOLA MINING INC.

Notes to Amended and Restated Condensed Interim Consolidated Financial Statements

(Expressed in Canadian dollars) - unaudited
For the nine months ended September 30, 2025 and 2024

Material accounting policies

Deferred revenue

The Company may receive advance payments from its customer for future deliveries of gold concentrate. In accordance with IFRS 15, these advances are recorded as deferred revenue (contract liabilities) until the related gold concentrate is delivered and control transfers to the customer. At that point, the deferred revenue is recognized as revenue in the statement of operations.

3.	AMOUNTS RECEIVABLE

	September 30, 2025	December 31, 2024
Gravel, ash, soil, and other receivables	$405,060	$354,054
GST receivable	217,182	112,802
Provisional gold sales	221,725	203,700
	$843,967	$670,556

4.	MINERAL INTERESTS

The Company holds a 100% interest in 30 mineral claims and 1 mineral lease at the Treasure Mountain Property, located near Hope, B.C. The properties are subject to a 2% net smelter royalty.

The Company holds a 100% interest in New Craigmont Property comprising 22 mineral claims and 10 mineral leases located in Lower Nicola, BC. The properties are subject to a 2% net smelter royalty.

The Company recorded an impairment write-down in relation to its Treasure Mountain Property in 2014. The property remains in good standing, and further carrying charges and evaluation costs are being charged to the consolidated statement of operations as an operating expense.

Dominion Creek Property

On May 31, 2021, the Company entered into a Mineral Property Purchase Agreement (“Dominion Purchase Agreement”) and acquired a 50% interest in 8 mineral claims known as the Dominion Creek Property from High Range Exploration Ltd (“High Range”). The Dominion Creek Property is located near Prince George, BC. The Company acquired 50% by paying $225,000, $75,000 of which was used to commence work on a 10,000-tonne bulk sample permit application. During the year ended December 31, 2022, the Company impaired the Dominion Creek Property by $224,999 to $1 due to delays in development.

The Company committed to garnering the receipt of a 10,000-tonne bulk sample permit. After the permit was received in June of 2025, Nicola commenced incremental funding of the following costs (collectively “Initial Costs”):

i)	Camp construction costs not to exceed $50,000;

ii)	Road construction upgrade costs not to exceed $300,000;

iii)	Reclamation bonding costs not to exceed $100,000 (paid); and

iv)	The Company also agreed to fund the project up to and including all costs to produce and ship 3,000 tons of ore.

A part of the Dominion Purchase Agreement, the Company entered a mining and profit sharing agreement (“Dominion Milling Agreement”). The Company would receive an even split in all profits after certain costs are reimbursed to High Range and all costs to Nicola (which includes all of Initial Costs).

NICOLA MINING INC.

Notes to Amended and Restated Condensed Interim Consolidated Financial Statements

(Expressed in Canadian dollars) - unaudited
For the nine months ended September 30, 2025 and 2024

The Company’s group of claims consists of the following:

		September 30, 2025 $	December 31, 2024 $
a)	The Treasure Mountain group of claims located in the Similkameen Mining Division of British Columbia	1	1

b)	A Crown Grant mineral claim (Lot 1210) in the Yale Mining Division contiguous to the Treasure Mountain Claims known as the "Eureka"	1	1

c)	The surface rights to Lot 1209 located in the Yale Mining Diversion of British Columbia known as the “Whynot Fraction”	1	1

d)	Acquisition of 50% interest in Dominion Creek Property, located in the Cariboo Mining Diversion of British Columbia	1	1
		4	4

Exploration costs incurred are as follows:

	Three months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024
	$	$	$	$
New Craigmont Property
Assay	46,301	1,400	46,301	16,422
Drilling and mapping	363,517	397,167	599,068	893,347
Field supplies and rentals	4,143	5,054	8,915	25,517
First Nations liaison consulting	-	7,500	15,000	17,500
Geological consulting and technical fees	138,657	100,945	282,363	297,869
Tenure lease	5,497	1,664	5,497	1,664
Total costs incurred during the period	558,115	513,730	957,144	1,252,319

Treasure Mountain
Other	4,274	-	4,274	-
Water sampling and environmental	68,987	40,509	68,987	66,104
Total costs incurred during the period	73,261	40,509	73,261	66,104

Dominion Creek Project
Trenching	1,254,501	-	1,254,501	-
Field supplies and rentals	85,780	-	85,780	-
Geological consulting and technical fees	6,274	-	6,274	-
Total costs incurred during the period	1,346,555	-	1,346,555	-
Grand total costs incurred during the period	1,977,931	554,239	2,376,960	1,318,423

NICOLA MINING INC.
Notes to Amended and Restated Condensed Interim Consolidated Financial Statements
(Expressed in Canadian dollars) - unaudited
For the nine months ended September 30, 2025 and 2024

5.	MARKETABLE SECURITIES

On January 17, 2024, the Company made a strategic investment of $1,000,000 in Blue Lagoon Resources Inc. (“BLLG”) to purchase BLLG’s common shares. During the year ended December 31, 2024, the Company received proceeds of $27,755 from the disposition of BLLG common shares.

During the period ended September 30, 2025, the Company purchased $75,000 of BLLG’s common shares and disposed $721,148 worth of BLLG’s common shares. The fair value of the BLLG common shares held by the Company was $3,573,668 as at September 30, 2025 (December 31, 2024 - $1,076,142), resulting a fair value gain of $3,143,674 (2024 – loss of $214,826).

6.	RESTRICTED CASH

The Company has in place deposits amounting to $1,437,875 at September 30, 2025 (December 31, 2024 - $1,437,875) registered in the name of the British Columbia Ministry of Finance as security for its mining permits and for reclamation clean up at the Treasure Mountain Property, the Merritt Mill and decommissioned tailings, Dominion Creek Project and the New Craigmont Property.

7.	PROPERTY, PLANT, AND EQUIPMENT

	Land	Mill	Camp and Site Infrastructure	Heavy Machinery and Equipment	Computers and Office Equipment	TOTAL
	$	$	$	$	$	$
Cost
Balance at December 31, 2023	4,180,000	1,841,372	157,585	547,619	46,250	6,772,826
Additions	-	194,505	-	258,483	-	452,988
Balance at December 31, 2024	4,180,000	2,035,877	157,585	806,102	46,250	7,225,814
Additions	-	-	-	51,000	-	51,000
Balance at September 30, 2025	4,180,000	2,035,877	157,585	857,102	46,250	7,276,814

Accumulated Depreciation
Balance at December 31, 2023	-	707,953	108,281	425,880	41,931	1,284,045
Depreciation for the year	-	104,454	26,739	72,478	3,686	207,357
Balance at December 31, 2024	-	812,407	135,020	498,358	45,617	1,491,402
Depreciation for the period	-	86,470	20,214	127,766	633	235,083
Balance at September 30, 2025	-	898,877	155,234	626,124	46,250	1,726,485

Carrying Amounts
At December 31, 2024	4,180,000	1,223,470	22,565	307,744	633	5,734,412
At September 30, 2025	4,180,000	1,137,000	2,351	230,978	-	5,550,329

NICOLA MINING INC.
Notes to Amended and Restated Condensed Interim Consolidated Financial Statements
(Expressed in Canadian dollars) - unaudited
For the nine months ended September 30, 2025 and 2024

8.	RIGHT OF USE ASSETS

Right-of-Use Assets - cost
As at December 31, 2023	$75,295
Additions	64,477
Disposal	(75,295)
As at December 31, 2024	64,477
Additions	212,068
As at September 30, 2025	276,545

Right-of-Use Assets – accumulated depreciation
As at December 31, 2023	$(61,935)
Disposal	75,295
Depreciation	(23,236)
As at December 31, 2024	(9,876)
Depreciation	(41,086)
As at September 30, 2025	(50,962)

Right-of-Use Assets – net carrying value
As at December 31, 2024	$54,601
As at September 30, 2025	$225,583

Lease liabilities
As at December 31, 2023	$16,353
Addition	64,477
Accretion expense	5,746
Payment	(31,975)
As at December 31, 2024	54,601
Additions	212,068
Accretion expense	16,250
Payment	(52,262)
As at September 30, 2025	230,657

Lease liabilities - discounted

	September 30, 2025	December 31, 2024
Current	$80,239	$26,174
Non-current	150,418	28,427
Total	$230,657	$54,601

NICOLA MINING INC.
Notes to Amended and Restated Condensed Interim Consolidated Financial Statements
(Expressed in Canadian dollars) - unaudited
For the nine months ended September 30, 2025 and 2024

Lease liabilities - undiscounted

	September 30, 2025	December 31, 2024
Current	$108,726	$35,543
Non-current	185,542	40,189
Total	$294,268	$75,732

9.	SECURED CONVERTIBLE DEBENTURE

The outstanding principal and interest of the Debentures and Second Tranche Debentures are secured against the assets of Nicola.

Year ended December 31, 2024

During the year ended December 31, 2024, debenture holders converted $314,262 of the convertible debenture (principal and interest) into 1,594,314 shares common shares that mature on January 9, 2025.

Nine months ended September 30, 2025

On January 3, 2025, a $45,000 convertible debenture and interest of $4,421 were converted into 246,995 of the Company’s common shares. Upon this conversion, all of the convertible debenture that matured on January 9, 2025 were converted.

During the period ended September 30, 2025, debenture holders converted the principal and settled interest of $4,794,907 for the convertible debenture that matures on November 21, 2025, into 26,043,380 common shares.

	September 30, 2025	December 31, 2024
Opening	$4,481,066	$4,236,848
Conversion of Convertible Debenture and interest	(4,844,328)	(314,262)
Less cash payment of interest	-	(33,000)
Accretion	371,305	591,480
	$8,043	$4,481,066
Current portion	$8,043	$4,481,066
Non-current portion	$-	$-

10.	ASSET RETIREMENT OBLIGATION

	September 30, 2025	December 31, 2024
Opening balance	$14,219,544	$14,506,089
Change in estimate	-	(745,776)
Accretion expense	213,294	459,231
Closing balance	$14,432,838	$14,219,544

NICOLA MINING INC.
Notes to Amended and Restated Condensed Interim Consolidated Financial Statements
(Expressed in Canadian dollars) - unaudited
For the nine months ended September 30, 2025 and 2024

The Company’s estimates of future decommissioning and restoration for reclamation and closure costs for its mine and exploration and evaluation assets are based on reclamation standards that meet Canadian regulatory requirements. Elements of uncertainty in estimating these amounts include potential changes in regulatory requirements, reclamation plans and cost estimates, discount rates and timing of expected expenditures.

Merritt Mill

The Merritt Mill reclamation costs were adjusted using a long-term inflation rate of 2.31% (2024 – 2.31%) and then discounted using a risk-free rate of 3.33% (2024 – 3.33%).

The Company estimates the undiscounted and uninflated reclamation costs associated with the Merritt Mill to be $15,290,830 (December 31, 2024 - $15,290,830). The Company anticipates it will settle these obligations over 14 years (2024 – 15 years).

Treasure Mountain

The Treasure Mountain reclamation costs were adjusted using a long-term inflation rate of 2.88% (2024 – 2.88%) and then discounted using a risk-free rate of 3.23% (2024 – 3.23%)

The Company estimates the undiscounted and uninflated reclamation costs associated with Treasure Mountain is $1,073,123 (2024 - $1,073,123). The Company anticipates it will settle these obligations over 7 years (2024 – 8 years).

11.	SHARE CAPITAL

a)    Common Shares

Authorized

The authorized capital stock of the Company is an unlimited number of common shares without par value.

Issued – period ended September 30, 2025

On January 3, 2025, a $45,000 convertible debenture and interest of $4,421 were converted into 246,995 of the Company’s common shares. Upon this conversion, all of the convertible debentures that matured on January 9, 2025 were converted.

On March 12, 2025, the Company completed a non-brokered private placement issuing 4,038,955 units at $0.28 per unit, for aggregate gross proceeds of $1,130,907 and paid $98,437 of transaction costs, for net proceeds of $1,032,470. Each unit consists of one common share and one-half of one share purchase warrant, with each warrant entitling the holder thereof to purchase one additional Share of the Company at a price of $0.40 per warrant share for a period of three years from the closing of the offering. If during the exercise period of the warrants, but after the resale restrictions on the shares have expired, the shares trade on the TSX Venture Exchange (or such other exchange on which the shares may be traded at such time) at a closing price of $0.60 or greater per Share for a period of ten (10) consecutive trading days, the Company may accelerate the expiry of the warrants by giving notice to the holders thereof (by disseminating a press release advising of the acceleration of the expiry date of the warrants) and, in such case, the warrants will expire on the thirtieth (30th) day after the date of such notice.

NICOLA MINING INC.
Notes to Amended and Restated Condensed Interim Consolidated Financial Statements
(Expressed in Canadian dollars) - unaudited
For the nine months ended September 30, 2025 and 2024

On July 17, 2025, the Company closed its non-brokered private placement which it sold an aggregate of 4,350,000 units at a price of $0.50 per unit for gross proceeds of $2,175,000. Each unit consists of one flow-through common share and one-half of one non-flow-through common share purchase warrant. Each Warrant is exercisable at a price of $0.65 and expires on July 17, 2027. Total share issuance costs were $153,822.

On July 21, 2025, the Company elected to accelerate the expiry of outstanding common share purchase warrants of the Company originally issued under financings completed on March 12, 2025, exercisable at C$0.40 per common share (collectively, the "Warrants"). On August 21, 2025, a total of 2,019,477 Warrants were exercised at C$0.40 per common share for gross proceeds of approximately $807,791.

During the period ended September 30, 2025, debenture holders converted the principal and settled interest of $4,794,907 for the convertible debenture that matures on November 21, 2025, into 26,043,380 common shares.

During the period ended September 30, 2025, the Company issued 677,500 common shares from stock option exercised for total proceeds of $172,650.

Issued – year ended December 31, 2024

On April 12, 2024, the Company completed a flow-through private placement offering, pursuant to which it issued an aggregate of 5,499,994 shares at a price of $0.23 per share for gross proceeds of $1,264,999.

The Company paid an aggregate of $102,146 transaction cost in connection with the private placement.

On December 3, 2024, the Company completed a flow-through private placement offering, pursuant to which it issued an aggregate of 1,641,790 shares at a price of $0.335 per share for gross proceeds of $550,000.

The Company paid an aggregate of $43,249 transaction cost in connection with the private placement, and reclassified $106,716 of flow through liability out of equity.

During the year ended December 31, 2024, the Company converted $314,262 of convertible debenture into 1,594,314 shares.

b)	Share Purchase Warrants

	Number of Warrants	Weighted Average Exercise Price $
Balance at December 31, 2024, 2023	-	-
Warrants issuance	2,019,477	0.40
Warrants issuance	2,175,000	0.65
Warrants exercised	(2,019,477)	0.40
Balance at September 30, 2025	2,175,000	0.65

NICOLA MINING INC.
Notes to Amended and Restated Condensed Interim Consolidated Financial Statements
(Expressed in Canadian dollars) - unaudited
For the nine months ended September 30, 2025 and 2024

12.	SHARE-BASED COMPENSATION

2022 Equity Incentive Plan

Effective May 14, 2022, the Company adopted an equity incentive plan (the “Equity Incentive Plan”) that replaced the Stock Option Plan. The Equity Incentive Plan has two components as follows: (i) a rolling stock option plan for the grant of Options equal to up to 10% of the number of issued and outstanding common shares, and (ii) a fixed plan for the grant of performance equity securities including Deferred Share Units (“DSUs”), Restricted Share Units (“RSUs”), and Performance Share Units (“PSUs”) (“DSUs” and, collectively with the RSUs and PSUs, the “Performance-Based Awards”).

Pursuant to the Equity Incentive Plan, the Company is authorized to grant Options to executive officers, directors, employees, and consultants. The Board shall determine any vesting terms applicable to the grants.

Pursuant to the Equity Incentive Plan, the Company is authorized to grant Performance-Based Awards to executive officers, directors, employees, and consultants with the maximum aggregate number of common shares that may be issuable for Performance Based Awards not to exceed 20,729,450 (2024 - 16,991,819) common shares. The Board shall determine any vesting terms applicable to the grants.

During the nine months ended September 30, 2025, the Company recognized a stock based compensation expense of $379,855 (2024 – $629,161).

During the nine months ended September 30, 2025, the Company issued 400,000 (2024 – 3,500,000) stock options and to consultants, employees and directors of the Company.

The stock options were valued using Black-Scholes valuation model with the following weighted average assumptions:

	September 30, 2025	September 30, 2024
Fair value of common shares at grant	$0.495	$0.265
Exercise price	$0.495	$0.265
Expected life	5 years	5 years
Volatility	107%	107%
Dividend rate	0%	0%
Risk free rate	2.94%	3.12%
Fair value of stock option	$0.39	$0.21

Volatility was determined based on the historical trading prices of the Company.

NICOLA MINING INC.
Notes to Amended and Restated Condensed Interim Consolidated Financial Statements
(Expressed in Canadian dollars) - unaudited
For the nine months ended September 30, 2025 and 2024

The following is a summary of changes in stock options:

	Number of Options	Weighted Average Exercise Price $
Balance at December 31, 2023	7,475,000	0.26
Granted options	3,500,000	0.27
Cancelled options	(575,000)	0.25
Balance at December 31, 2024	10,400,000	0.27
Granted options	400,000	0.495
Exercised options	(677,500)	0.25
Cancelled/Expired options	(450,000)	0.32
Balance at September 30, 2025	9,672,500	0.28

As at September 30, 2025, the following stock options were outstanding and exercisable:

Number Outstanding	Number Exercisable	Exercise Price	Weighted Average Contractual Life (Years)	Expiry Date
1,625,000	1,625,000	$0.30	0.27	January 8, 2026
525,000	525,000	$0.22	1.01	October 5, 2026
1,822,500	1,822,500	$0.16	2.01	October 5, 2027
100,000	100,000	$0.30	2.59	May 2, 2028
1,850,000	1,850,000	$0.36	2.82	July 26, 2028
100,000	100,000	$0.30	2.84	August 3, 2028
2,750,000	2,750,000	$0.27	3.55	April 18, 2029
500,000	500,000	$0.30	4.22	December 18, 2029
400,000	400,000	$0.495	4.75	July 1, 2030
9,672,500	9,672,500

Restricted Shares Unit

On December 18, 2024, the Company granted 1,000,000 Restricted Share Units (“RSUs”) with a fair value of $0.30 per RSU and a vesting date of December 31, 2025.

13.	MILLING REVENUE AND OTHER INCOME

Major customers are defined as customers that each individually account for greater than 10% of the Company’s revenues. For the nine months ended September 30, 2025 and 2024, one customer, which is controlled by a director of the Company, accounted for 100% of the Company’s milling revenue. During the nine months ended September 30, 2025, the Company received a revenue advance of $690,445 (US$500,000).

During the nine months ended September 30, 2025, the Company received $621,169 (September 30, 2024 - $1,630,619) of other income related to royalty on gravel pit, space rental, and materials disposal.

NICOLA MINING INC.
Notes to Amended and Restated Condensed Interim Consolidated Financial Statements
(Expressed in Canadian dollars) - unaudited
For the nine months ended September 30, 2025 and 2024

14.	MILLING – COST OF SALES

Cost of sales relate to all costs associated with operating the mill and are expensed as incurred as the Company does not control the goods or services before they are transferred to a customer. Revenue is recognized when the ore processing service is rendered by the Company, accepted by the customer, collection is reasonably assured, and performance obligations are satisfied. As a result, the recognition of milling costs does not necessarily coincide with the recognition of the related revenue and such costs are not matched to specific revenue periods.

	Three months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024
	$	$	$	$
Amortization and depreciation	73,943	8,050	235,083	82,372
Salaries and wages	559,284	289,209	1,003,300	806,582
Power and fuel	79,960	49,764	131,017	103,089
Mill repairs	74,268	131,342	185,430	483,478
Mill supplies and rentals	380,163	174,406	577,073	323,529
Total	1,167,618	652,771	2,131,903	1,799,050

15.	RELATED PARTY TRANSACTIONS

Key management personnel are those persons having authority and responsibility for planning, directing, and controlling the activities of the Company, directly or indirectly, and consist of its directors, the Chief Executive Officer, and the Chief Financial Officer.

The following is a summary of the Company’s key management compensation:

	Three months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024
	$	$	$	$
Consulting fees	88,500	120,125	250,500	382,625
Salaries and benefits	-	-	-	35,250
Share-based compensation	51,169	-	182,638	468,761
Total	139,669	120,125	433,138	886,636

As at September 30, 2025, included within accounts payable and accrued liabilities is $Nil owed to a related party of the Company (December 31, 2024 - $18,310). See also note 13 for other related party transactions.

16.	FINANCIAL AND CAPITAL RISK MANAGEMENT

Fair Value

The carrying value of cash and cash equivalents, amounts receivable, accounts payable and accrued liabilities, secured convertible debentures and lease liabilities approximate their fair value because of the short-term nature of these instruments. The carrying value of restricted cash approximates fair value due to the nature of this asset.

NICOLA MINING INC.
Notes to Amended and Restated Condensed Interim Consolidated Financial Statements
(Expressed in Canadian dollars) - unaudited
For the nine months ended September 30, 2025 and 2024

The Company records its financial instruments, other than marketable securities which are at fair value through profit or loss, at amortized cost.

The financial instruments have been characterized on a fair value hierarchy based on whether the inputs to those valuation techniques are observable (inputs reflect market data obtained from independent sources) or unobservable (inputs reflect the Company’s market assumptions).

The three levels of fair value estimation are:

Level 1 – quoted prices in active markets for identical instruments.

Level 2 – quoted prices in active markets for similar instruments; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets.

Level 3 – valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Marketable securities are measured using level 1 inputs.

Risk Exposure and Management

Overview

The Company has exposure to risks of varying degrees of significance which could affect its ability to achieve its strategic objectives. The principal financial risks to which the Company is exposed are credit risk, interest rate risk, liquidity risk, commodity and equity price risk, and currency risk.

Credit Risk

Credit risk is the risk of financial loss to the Company if a customer or counterparty to a financial instrument fails to meet its obligations. As at September 30, 2025, the Company’s maximum exposure to credit risk is the carrying value of its cash and cash equivalents, restricted cash, and amounts receivable in the amount of $4,119,619 (December 31, 2024 - $3,570,649).

All off the Company’s cash is held with a major financial institution in Canada and management believes the exposure to credit risk with respect to such institutions is not significant. Those financial assets that potentially subject the Company to credit risk are primarily receivables. The Company considers the risk of material loss to be significantly mitigated due to the financial strength of the parties from whom the receivables are due, including government organizations.

Interest Rate Risk

The Company’s financial assets exposed to interest rate risk consist of cash and short-term investments balances. The interest earned on the cash balances approximates fair value rates, and the Company is not at a significant risk to fluctuating rates.

The Company’s secured convertible debenture which accrues interest is at a fixed rate of 10%, and does not expose the Company to interest rate risk.

Liquidity Risk

Liquidity risk is the risk that the Company will not be able to meet its obligations associated with financial liabilities. The Company has a planning and budgeting process in place by which it projects the funds required to support its operations.

NICOLA MINING INC.
Notes to Amended and Restated Condensed Interim Consolidated Financial Statements
(Expressed in Canadian dollars) - unaudited
For the nine months ended September 30, 2025 and 2024

Management anticipates that it may incur expenditures towards exploring its mineral interests and other Company assets. However, there is no assurance that the Company will operate profitably or will generate positive cash flow in the future. The Company has limited working capital, no history of profitable operations and no assurance that additional funding will be available to it for further exploration and development of its mineral interests. The Company may also need further financing if it decides to obtain additional mineral properties. As such, the Company is subject to many risks common to exploration enterprises, including undercapitalization, cash shortages and limitations with respect to personnel, financial, access to other resources, and lack of revenues. Although the Company has been successful in the past in obtaining financing through credit facilities or the sale of equity securities, there can be no assurance that the Company will be able to obtain adequate financing in the future or that the terms of such financing will be favorable. Such means of financing typically result in dilution of the positions of existing shareholders, either directly or indirectly.

Failure to obtain additional financing could result in the delay or indefinite postponement of further exploration.

September 30, 2025	Less than 12 months ($)	One to five years ($)	Total ($)
Accounts payable and accrued liabilities	2,239,082	-	2,239,082
Lease liabilities	108,726	185,542	294,268
Secured convertible debenture	8,043	-	8,043
Total	2,355,851	185,542	2,541,393

Foreign Exchange Rate Risk

The functional currency of the Company is the Canadian dollar. As at September 30, 2025, the Company has not entered into contracts to manage foreign exchange risk.

Commodity and Equity Price Risk

The ability of the Company to explore its exploration assets, continue milling operations, and the future profitability of the Company are directly related to the market price of copper, gold, silver, and other precious metals. Equity price risk is defined as the potential adverse impact on the Company’s performance to movements in individual equity prices or general movements in the level of the stock market.

Capital Management

The Company considers capital to be the elements of shareholders’ equity (deficit). The Company’s primary objectives in capital management are to safeguard the Company’s ability to continue as a going concern to provide returns for shareholders and to maintain sufficient funds to finance the exploration and development of its mineral property interests and Merritt Mill operations. The Company manages its capital structure to maximize its financial flexibility by adjusting to changes in economic conditions, and the risk characteristics of the underlying assets and business opportunities. The Company does not presently utilize any quantitative measures to monitor its capital and is not subject to externally imposed capital requirements. There have been no changes to the management of capital during the current fiscal year.

NICOLA MINING INC.
Notes to Amended and Restated Condensed Interim Consolidated Financial Statements
(Expressed in Canadian dollars) - unaudited
For the nine months ended September 30, 2025 and 2024

17.	SUBSEQUENT EVENTS

a)	The Company issued a total of 44,877 common shares upon conversion of all of its remaining convertible debentures and related interest.

b)	The Company issued 2,275,000 common shares due to stock options exercised. Total proceeds received was $638,500.

c)	On December 3, 2025, the Company granted 2,850,000 stock options with an exercise price of $1.00, expiring in five years, and 1,015,000 restricted share units vesting on January 1, 2027.